UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 2, 2006 (May 1, 2006)
Date of Report (Date of earliest event reported)
TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10485	75-2303920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
(Address of principal executive offices)
(972) 713-3700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On May 1, 2006, John S. Marr, Jr., President and Chief Executive Officer of Tyler Technologies, Inc. (“Tyler”), adopted a Rule 10b5-1 trading plan (the “Plan”) with a broker to sell up to 200,000 shares of Tyler common stock, which represents approximately 8.7% of Mr. Marr’s holdings of Tyler common stock (including vested and unvested options). Mr. Marr entered into the Plan as part of his personal long-term investment strategy for asset diversification and liquidity.
     Pursuant to Mr. Marr’s Plan, the brokerage firm may sell up to 30,000 shares per month beginning May 4, 2006. Mr. Marr will have no control over the timing of his stock sales under the Plan; however, the brokerage firm shall be limited each month as follows: (a) no shares may be sold at any price below $10 per share; (b) up to 10,000 shares may be sold per month at prices between $10.00 and $10.99 per share; (c) up to 20,000 shares per month may be sold at prices between $11.00 and $11.99 per share; and (d) up to the maximum 30,000 shares per month may be sold at prices in excess of $12.00 per share. The Plan is scheduled to terminate on April 30, 2007. Any transactions under the Plan will be reported by Mr. Marr through individual Form 4 filings with the Securities and Exchange Commission.
     The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and Tyler’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans. A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent prearranged transactions under Rule 10b5-1 from being executed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.
Date: May 2, 2006	By:	/s/ Brian K. Miller
Brian K. Miller
Senior Vice President and Chief Financial Officer (principal financial officer)